EXHIBIT 10.1

                             AMERICAN TONERSERV
                         475 Aviation Blvd., Ste.100
                            Santa Rosa, CA  95403
                               P 800-736-3515
                               F 707-578-7304
                           www.americantonerserv.com


April 25, 2007


Mr. Michael V. Ducey
148 Sontag
Franklin, TN 37064

Dear Mike,

The following is a summary of the terms of employment that we have discussed with you. You will become the Sr. Vice President of Sales and Marketing of American TonerServ Corp ("ATS"). Your compensation package provides for base compensation of $150,000. Your salary will be reviewed annually thereafter. You will report directly to the President and CEO. You will receive health insurance beginning on your first day of employment. If ATS were to terminate your employment during the calendar year 2007, you will receive six weeks pay as a complete severance package.

If the Board of Directors approves a bonus opportunity for senior management in 2007, you will be a participant. Beginning January 1, 2007, you will have the opportunity to earn a calendar year incentive bonus of up to 30% of your base salary. The bonus will be based upon criteria set by the Board of Director's compensation committee.

You will be offered the opportunity to purchase 500,000 shares of ATS common stock at the fair market value on the date of grant. These options will vest over four years. Finally, you and your dependents will be eligible for the ATS health care plan. We would prefer to have your start date on Monday, May 14, 2007.

                     *        *        *        *        *

We look forward to the successful execution of the ATS consolidation strategy and a long and mutually rewarding relationship.

Sincerely,

/s/ Dan Brinker
Dan Brinker
President and CEO
American TonerServ Corp.


Agreed to: /s/ Michael V. Ducey  4/30/07
           Michael V. Ducey